[TRUST/FUND NAME]

DISTRIBUTION PLAN

This Distribution Plan (“Plan”) is adopted as of [Board Meeting date], by the Board of [Trustees/Directors] or [TRUST/FUND NAME (the “Trust/Corporation”)], a [Massachusetts business trust/Maryland corporation] with respect to certain classes of shares (“Classes”) of the portfolios of the [Trust/Corporation] (the “Funds”) set forth in exhibits hereto.

1.	This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (“Act”), so as to allow the [Trust/Corporation] to make payments as contemplated herein, in conjunction with the distribution of Classes of the Funds (“Shares”).

2.	This Plan is designed to finance activities of Federated Securities Corp. or any successor principal distributor (the “Principal Distributor”) principally intended to result in the sale of Shares to include: (a) providing incentives to financial institutions (“Financial Institutions”) to sell Shares; (b) advertising and marketing of Shares to include preparing, printing and distributing prospectuses and sales literature to prospective shareholders and with Financial Institutions; and (c) implementing and operating the Plan. In compensation for services provided pursuant to this Plan, the Principal Distributor will be paid a fee in respect of the following Classes set forth on the applicable exhibit.

3.	Any payment to the Principal Distributor in accordance with this Plan will be made pursuant to the “Distributor’s Contract” entered into by the [Trust/Corporation] and the Principal Distributor. Any payments made by the Principal Distributor to Financial Institutions with funds received as compensation under this Plan will be made pursuant to the “Financial Institution Agreement” entered into by the Principal Distributor and the Institution.

4.	The Principal Distributor has the right (i) to select, in its sole discretion, the Financial Institutions to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Financial Institution Agreement.

5.	Quarterly in each year that this Plan remains in effect, the Principal Distributor shall prepare and furnish to the Board of [Trustees/Directors] of the [Trust/Corporation], and the Board of [Trustees/Directors] shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

6.	This Plan shall become effective with respect to each Class (i) after approval by majority votes of: (a) the [Trust/Corporation]’s Board of [Trustees/Directors]; (b) the members of the Board of the [Trust/Corporation] who are not interested persons of the [Trust/Corporation] and have no direct or indirect financial interest in the operation of the [Trust/Corporation]’s Plan or in any related documents to the Plan (“Disinterested [Trustees/Directors]”), cast in person at a meeting called for the purpose of voting on the Plan; and (c) the outstanding voting securities of the particular Class, as defined in Section 2(a)(42) of the Act and (ii) upon execution of an exhibit adopting this Plan with respect to such Class.

7.	This Plan shall remain in effect with respect to each Class presently set forth on an exhibit and any subsequent Classes added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a majority of the [Trust/Corporation]’s Board of [Trustees/Directors] and a majority of the Disinterested [Trustees/Directors], cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Class after the first annual approval by the [Trustees/Directors] as described above, this Plan will be effective as to that Class upon execution of the applicable exhibit pursuant to the provisions of paragraph 6(ii) above and will continue in effect until the next annual approval of this Plan by the [Trustees/Directors] and thereafter for successive periods of one year subject to approval as described above.

8.	All material amendments to this Plan must be approved by a vote of the Board of [Trustees/Directors] of the [Trust/Corporation] and of the Disinterested [Trustees/Directors], cast in person at a meeting called for the purpose of voting on it.

9.	This Plan may not be amended in order to increase materially the costs which the Classes may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Classes as defined in Section 2(a)(42) of the Act.

10.	This Plan may be terminated with respect to a particular Class at any time by: (a) a majority vote of the Disinterested [Trustees/Directors]; or (b) a vote of a majority of the outstanding voting securities of the particular Class as defined in Section 2(a)(42) of the Act.

11.	While this Plan shall be in effect, the selection and nomination of Disinterested [Trustees/Directors] of the [Trust/Corporation] shall be committed to the discretion of the Disinterested [Trustees/Directors] then in office.

12.	All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.

13.	This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

Exhibit 1

Amendment to the

Distribution Plan for

the Investment Companies

Class B Shares

1. This amendment to the Distribution Plan (“Plan”) is adopted by the Board of Trustees/Directors of the Investment Companies with respect to the Class of Shares of the portfolios (“Funds”) of the Investment Companies set forth on the attached Schedule A as to which the Plan has been adopted. This Exhibit is hereby incorporated into the Plan in its entirety and made a part thereof. In the event of any inconsistency between the terms of this Exhibit and the terms of the Plan, the terms of this Exhibit shall govern. References herein to the Plan shall mean the Plan as amended by this Exhibit. The terms of the Plan as amended when effective in respect of the Class of Shares set forth above shall apply to all amounts payable to the Principal Distributor in respect of such Class of Shares whether arising out of sales of such Class of Shares before or after such effective date.

2. In compensation for the services provided pursuant to this Plan, the Investment Companies on behalf of the Fund shall pay the Principal Distributor its “Allocable Portion” (as defined in its Distributor’s Contract as it relates to the Class B Shares of the fund) of a fee (the “Distribution Fee”) computed at the annual rate of 0.75 of 1% per annum on the average daily aggregate net asset value of the class B Shares of those Funds listed on Schedule A outstanding, which fee shall be paid monthly in arrears.

3. The Distributor’s Contract in respect of the Class B Shares of each Fund set forth above shall provide that: (I) the Principal Distributor in respect of such Distributor’s Contract will be deemed to have performed all services required to be performed in order to be entitled to receives its Allocable Portion of the Distribution Fees payable in respect of the Class B Shares of such Fund upon the settlement date of each sale of a “Commission Share” (as defined below) of such Fund taken into account in determining such Principal Distributor’s Allocable Portion of such Distribution Fees; (II) the Investment Companies’ obligation to pay such Principal Distributor its Allocable Portion of the Distribution Fees payable in respect of the Class B Shares of such Fund shall not be terminated or modified for any reason (including a termination of the Distributor’s Contract between such Principal Distributor and such Fund) except to the extent required by a change in the Act or the Conduct Rules of the National Association of Securities Dealers, Inc., in each case enacted or promulgated after May 1, 1997, or in connection with a “Complete Termination” (as hereinafter defined) of this Plan in respect of the Class B Shares of such Fund; (III) the Investment Companies will not take any action to waive or change any CDSC in respect of the Class B Shares of such Fund, except as provided in the Funds’ prospectus or statement of additional information without the consent of the Principal Distributor and its assigns; (IV) neither the termination of such Principal Distributor’s role as Principal Distributor of the Class B Shares of such Fund, nor the termination of such Distributor’s Contract nor the termination of this Plan will terminate such Principal Distributor’s right to its Allocable Portion of the CDSCs; and (V) such Principal Distributor may assign, sell or pledge (collectively, “Transfer”) its rights to its Allocable Portion of the Distribution Fees and CDSCs (but not such Principal Distributor’s obligations to the Investment Companies under the Distributor’s Contract) to raise funds to make the expenditures related to the distribution of Class B Shares of such Fund and in connection therewith, upon receipt of notice of such Transfer, the Investment Companies shall pay to the assignee, purchaser or pledgee (collectively with this subsequent transferees, “Transferees”) or third party beneficiaries such portion of the Principal Distributor’s Allocable Portion of the Distribution Fees or CDSCs in respect of the Class B Shares of such Fund or sold or pledged and except as provided in (II) above and notwithstanding anything of the contrary set forth in this Exhibit or the Plan or in the Distributor’s Contract, to the extent the Principal Distributor has Transferred its right thereto as aforesaid, the Investment Companies’ obligation to pay to the Principal Distributor’s Transferee such Principal Distributor’s Allocable Portion of the Distribution Fees and CDSCs payable in respect of the Class B Shares of such Fund shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever, including without limitation, any of the foregoing based on the insolvency or bankruptcy of the Principal Distribution (it being understood that such provision is not a waiver of the Investment Companies’ right to pursue such Principal Distributor and enforce such claims against the assets of such Principal Distributor other than its right to the Distribution Fees, CDSCs and servicing fees, in respect of the Class B Shares of any Fund transferred in connection with such Transfer. For purposes of this Plan, the term Allocable Portion of Distribution Fees or CDSCs payable in respect of the Class B Shares of any Fund as applied to any Principal Distributor shall mean the portion of such Distribution Fees or CDSCs payable in respect of such Funds allocated to such Principal Underwriter in accordance with the Allocation Schedule (as defined in the Distributor’s Contract as it relates to the Class B Shares of the Fund). For purposes of this Plan, the term “Complete Termination” of this Plan in respect of any Fund means a termination of this Plan involving the complete cessation of the payment of Distribution Fees in respect of all Class B Shares of such Fund, and the termination of the distribution plans and the complete cessation of the payment of distribution fees pursuant to every other Distribution Plan pursuant to Rule 12b-1 of the Investment Companies in respect of such Fund and any successor Fund or any Fund acquiring a substantial portion of the assets of such Fund and for every future class of shares which has substantially similar characteristics to the Class B Shares of such Fund taking into account the manner of payment and amount of sales charge, contingent deferred sales charge or other similar charges borne directly or indirectly by the holders of such shares.

Witness the due execution hereof this execution date.

Investment Companies (listed on Schedule A)

By: /s/ John W. McGonigle

Title: Executive Vice President

Date: October 24, 1997

EXHIBIT 28(m) 5 UNDER FORM N-1A

EXHIBIT 1 UNDER ITEM 601/REG. S-K

Schedule A

DISTRIBUTION PLAN

Effective Date: Class B Shares of: Revised 6/1/15

FEDERATED EQUITY FUNDS
12/1/00	Federated Absolute Return Fund
12/1/08	Federated Clover Value Fund
3/1/07	Federated InterContinental Fund
12/1/00	Federated Kaufmann Fund
12/1/02	Federated Kaufmann Small Cap Fund
10/24/97	Federated MDT Mid-Cap Growth Strategies Fund

10/24/97	FEDERATED EQUITY INCOME FUND, INC.

FEDERATED FIXED INCOME SECURITIES, INC.
10/24/97	Federated Strategic Income Fund

6/1/08	FEDERATED GLOBAL ALLOCATION FUND

10/24/97	FEDERATED GOVERNMENT INCOME SECURITIES, INC.

10/24/97	FEDERATED HIGH INCOME BOND FUND, INC.

9/1/02	FEDERATED INCOME SECURITIES TRUST
12/1/02	Federated Capital Income Fund
9/1/02	Federated Fund for U.S. Government Securities
9/1/03	Federated Muni and Stock Advantage Fund

FEDERATED INTERNATIONAL SERIES, INC.
10/24/97	Federated International Bond Fund

FEDERATED INVESTMENT SERIES FUNDS, INC.
10/24/97	Federated Bond Fund

FEDERATED MDT SERIES
3/1/07	Federated MDT Large Cap Growth Fund
12/1/07	Federated MDT Small Cap Growth Fund

FEDERATED MUNICIPAL SECURITIES INCOME TRUST
6/1/06	Federated Municipal High Yield Advantage Fund
6/1/02	Federated New York Municipal Income Fund
10/24/97	Federated Pennsylvania Municipal Income Fund

10/24/97	FEDERATED MUNICIPAL SECURITIES FUND, INC.

FEDERATED TOTAL RETURN SERIES, INC.
6/1/01	Federated Total Return Bond Fund

FEDERATED WORLD INVESTMENT SERIES, INC.
10/24/97	Federated Emerging Market Debt Fund
10/24/97	Federated International Small-Mid Company Fund
6/1/98	Federated International Leaders Fund

MONEY MARKET OBLIGATIONS TRUST
6/1/15	Federated Government Reserves Fund
9/1/99	Federated Liberty U.S. Government Money Market Trust